Global Payments Names David E. Mangum President and Chief Operating Officer; Cameron M. Bready Appointed Executive Vice President and Chief Financial Officer

ATLANTA, May 22, 2014 - Global Payments Inc. (NYSE: GPN), one of the largest worldwide providers of payment solutions, today announced the promotion of David E. Mangum to President and Chief Operating Officer. Mangum joined Global Payments in 2008 as Executive Vice President and Chief Financial Officer and was promoted to Senior Executive Vice President and Chief Financial Officer in 2011. In his new role, Mangum will oversee the company’s U.S., Canadian and Latin American businesses along with worldwide operations, risk management and product strategy. He continues to report to Jeffrey S. Sloan, Chief Executive Officer, and will assume his new role on June 30, 2014.

Cameron M. Bready has accepted the role of Executive Vice President and Chief Financial Officer of Global Payments, also effective June 30, 2014. Since 2011, he served as Executive Vice President and Chief Financial Officer for ITC Holdings Corp., the nation's largest independent electric transmission company, where he was responsible for the company's accounting, finance, treasury and other related financial functions. Bready joined ITC Holdings in April 2009 as Senior Vice President, Chief Financial Officer and Treasurer. Bready was recognized by Institutional Investor as one of “America’s Best CFOs” in the electric utilities sector in 2014 and 2012 and by Crain’s Detroit Business as “CFO of the Year” in the $100 million to $1 billion revenue category in 2012. In his role at Global Payments, Bready will report to Sloan and will be responsible for all of the company’s global financial operations, including finance, treasury, accounting and tax.

“This promotion reflects David’s demonstrated leadership role, driving execution and consistency in performance that we have exhibited this fiscal year,” said Sloan.  “As we complete the transition of leadership at Global Payments, David’s contributions to improving and controlling distribution, building a solid technology foundation, driving efficiencies, delivering revenue generating products and leveraging existing relationships around the globe will enable our strategy for continued growth.”

“I am also delighted to welcome Cameron Bready as our new CFO. Cameron brings 20 years of financial and accounting experience to Global Payments, along with a keen knowledge of international business strategy. We are confident his extensive background in high performing sectors will be a strong addition to our executive management team and expect him to contribute to the next phase of growth at Global Payments,” continued Sloan.

About Global Payments
Global Payments Inc. is one of the largest worldwide providers of payment solutions for merchants, value added resellers, financial institutions, government agencies, multi-national corporations and independent sales organizations located throughout North America, South America, Europe and the Asia-Pacific region.  Global Payments, a Fortune 1000 company, offers a comprehensive line of solutions and services for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management.  Visit www.globalpaymentsinc.com for more information about the company and its services.

Investor contact:	investor.relations@globalpay.com	Media contact:	media.relations@globalpay.com
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